Exhibit 99.1

                                                                COMPANY CONTACT:
                                                         Rhonda Rhyne, President
                                                       rrhyne@cardiodynamics.com
                                                          800-778-4825 Ext. 1013

                        CARDIODYNAMICS REGAINS COMPLIANCE
                        WITH NASDAQ LISTING REQUIREMENTS

             COMPANY STOCK CLOSED AT $1.00 OR HIGHER FOR 10 OR MORE
                            CONSECUTIVE BUSINESS DAYS

SAN DIEGO, CA--November 9, 2006--CardioDynamics International Corporation (Nasdaq: CDIC), the innovator and leader of impedance cardiography (ICG) technology, today announced that it has regained compliance with Nasdaq listing requirements. On November 8, 2006, the Company received notification from Nasdaq that it is now in compliance with the minimum bid price requirement set forth in Nasdaq Marketplace Rule 4450(a)(5) and that the Company's non-compliance announced on September 28, 2006, has been rectified. The closing bid price of the Company's common stock has been at $1.00 per share or greater for at least 10 consecutive business days and therefore the matter is now closed.

About CardioDynamics:

CardioDynamics, the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography. The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for historical and factual information contained herein, this press release contains forward-looking statements, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.